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                               TRIDEX CORPORATION

                                  EXHIBIT 10.10

   FIRST AMENDMENT TO SEVERANCE AGREEMENT BETWEEN TRIDEX AND RICHARD L. COTE


       This First Amendment is made in Westport, Connecticut, as of June 1, 1995, by and between Richard L. Cote residing at 71 Wedgewood Road, Southington, Connecticut 06489 ("Employee") and Tridex Corporation, with its principal place of business at 61 Wilton Road, Westport, Connecticut 06880 ("Tridex").

WHEREAS, Tridex and the Employee entered into a Severance Agreement dated as of June 1, 1993 (the "Severance Agreement"); and

WHEREAS, Tridex and the Employee desire to amend the Severance Agreement in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereto agree as follows:

1. Paragraph 2(a) of the Severance Agreement is hereby amended to read in its entirety as follows:

       "(a) In the event of a Severance of Employment, Tridex shall, within ten days after the Severance of Employment, pay to the Employee an amount in cash equal to the sum of:

              (1) any amounts earned by and unpaid to the Employee for periods prior to the Severance of Employment; plus

              (2) an amount equal to two (2) times the sum of A) Employee's annual base salary immediately prior to the Severance of Employment and B) Employee's bonus for the fiscal year ending immediately prior to the Severance of Employment or the Change of Control transaction, whichever is greater; plus

              (3) at the option of the Employee and in lieu of his exercising the exercisable portion of any options to purchase shares of Tridex stock that he might hold at the time, an amount equal to the difference between the option price or prices for the shares representing the exercisable portion of such stock options and the market price of the class of Tridex stock covered by the option, at the close of business on the date of the Severance of Employment."

2. Paragraph 2(e) of the Severance Agreement is hereby amended to read in its entirety as follows:

       "(e) Tridex further agrees that in the event the amounts payable to Employee hereunder are reduced pursuant to Section 2(d), Tridex shall, at its option, either (I) enter into a Consulting Agreement with the Employee pursuant to which it shall pay the Employee consulting fees equal to the amount by which the payment under
              Section 2(a) was reduced pursuant to Section 2(d), or (ii) pay the Employee the full amount due under Section 2(a) plus an amount equal to any excise tax due pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, and any regulation promulgated by the Internal Revenue Service thereunder payable by the Employee as a result of such 'excess parachute' payments."

3. Except as expressly set forth herein, the provisions of the Severance Agreement have not been altered, amended or rescinded in any way, and are hereby ratified, approved and confirmed.

IN WITNESS WHEREOF, Tridex Corporation has caused this Amendment to be executed in its corporate name by its corporate officer thereunto duly authorized and Richard L. Cote has hereunto set his hand and seal as of the day and year first above written.

                               TRIDEX CORPORATION

                               By:______________________

                                  Its:__________________

                               -------------------------
                               Richard L. Cote



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